Exhibit 3(i)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

JAVELIN PHARMACEUTICALS, INC.
(Pursuant to Section 242 of the
General Corporation Law of Delaware)

JAVELIN PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:   That the Board of Directors of the Corporation, by the unanimous written consent of all members thereof in lieu of a special meeting, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), duly adopted resolutions setting forth a proposed amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable and calling for the submission of the Amendment to the stockholders of the Corporation at the next annual meeting of stockholders held upon notice in accordance with Section 222 of the DGCL, and stating that the Amendment will be effective only after adoption thereof by the affirmative vote of a majority of the issued and outstanding shares of voting Common Stock of the Corporation.

SECOND:  That thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the Amendment was submitted to the holders of the issued and outstanding shares of Common Stock of the Corporation at the 2006 Annual Meeting of Stockholders of the Corporation, and the holders of a majority of the outstanding Common Stock voted in favor of the adoption of the following resolution to amend the Certificate of Incorporation of the Corporation:

RESOLVED, that paragraph (A) of Article FOURTH of the Certificate of Incorporation of this Corporation shall be amended to read in its entirety as follows:

“A.   Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred and Five Million (205,000,000) shares of which (i) Two Hundred Million (200,000,000) shares shall be Common Stock, par value of $.001 per share (hereinafter, the “Common Stock”) (ii) Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share (hereinafter the “Preferred Stock”).”

THIRD:    That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed by Daniel B. Carr, its Chief Executive Officer, this 20th day of July, 2006.

JAVELIN PHARMACEUTICALS, INC.
By:	/s/ Daniel B. Carr
Daniel B. Carr, Chief Executive Officer